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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


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Name:    INVESTBIO OPPORTUNITY TRUST
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Address of Principal Business Office (No. & Street, City, State Zip Code):
         500 FIFTH AVENUE, 56TH FLOOR, NEW YORK, NEW YORK 10110
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Telephone Number (including area code):   (866) 960-7700
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Name and Address of Agent for Service of Process:
RONALD S. ROBBINS, EXECUTIVE VICE PRESIDENT, INVESTPRIVATE HOLDINGS CORPORATION,
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500 FIFTH AVENUE, 56TH FLOOR, NEW YORK, NY 10110
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Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X] NO [ ]

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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 19th day of December 2001.

                                             INVESTBIO OPPORTUNITY TRUST



                                             By: /s/ Scott L. Mathis
                                                 -------------------------------
                                                 Name:  Scott L. Mathis
                                                 Title:  President



Attest:  /s/ RONALD S. ROBBINS
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         (Name)
         Ronald S. Robbins